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                         SHURGARD STORAGE CENTERS, INC.
     EXHIBIT (12.1)- STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)



                                                                Company
                                         -------------------------------------------------------
                                                         Year-ended-December-31,
                                         -------------------------------------------------------
                                           1998       1997         1996        1995       1994
                                         -------     -------     -------     -------     -------
Net income before extraordinary item     $44,734     $42,311     $32,785     $29,572     $19,001

Fixed charges:
  Interest                                21,076      17,096      12,829      12,038       9,105
  Preferred dividends                      4,690       3,060
  Amortization of loan costs               1,120       1,105       1,120       1,120         629
                                         -------     -------     -------     -------     -------
                                          26,886      21,261      13,949      13,158       9,734
Net income before extraordinary
  item and fixed charges
                                          71,620      63,572      46,734      42,730      28,735
Divided by fixed charges(1)               34,463      24,493      16,734      14,265       9,734
                                         -------     -------     -------     -------     -------
Ratio of earnings to fixed charges          2.08        2.60        2.79        3.00        2.95


(1) Fixed charges includes capitalized interest that was not deducted when arriving at net income.